Exhibit 99.2

August 9, 2018

Western Uranium Announces Closing of Fully Subscribed Non-Brokered Private Placement

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce that the Company raised approximately USD$1,000,000 (CAD$1,296,820) on August 7, 2018 through the issuance of 1,907,088 units (the “Units”) at a price of CAD$0.68 per Unit. The transaction was completed as a non-brokered private placement.

Each Unit consists of one common share of Western (a “Share”) plus one-half (1/2) common share purchase warrant of Western (each whole warrant, a “Warrant”). Each Warrant is exercisable for one Share at a price of CAD$1.15 per Share for a period of two years following the closing date of the Private Placement.

The Warrants contain a provision stipulating that if the Company’s shares trade at or above CAD$2.50 per Share for five consecutive trading days at any time after the expiry of the applicable statutory hold period, the Company may accelerate the expiration of the Warrants upon not less than 30 days written notice by the Company (the “Acceleration Clause”).

The net proceeds raised in this private placement will be utilized to fund development of vanadium resources, commercialization of ablation technology, resource payments, and working capital needs.

In connection with the transaction, the Company paid CAD$13,550 in finder’s fees, and issued 19,926 compensation warrants exercisable for two years, each warrant being exercisable at CAD$1.15 per one Share of the Company. The compensation warrants are subject to the Acceleration Clause.

Securities issued in this transaction shall be subject to a statutory six (6) month and one day hold period. The completion of the transaction remains subject to all required regulatory approvals.

The securities offered and sold have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com